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                                                                   EXHIBIT 10.15

                                VIEW TECH, INC.
                                950 Flynn Road
                          Camarillo, California 93012

                                                As of December 31, 1996

Paul C. O'Brien and Mark P. Kiley
c/o The O'Brien Group, Inc.
Two International Place
Boston, Massachusetts 02110

 Re:  Common Stock Purchase Warrants
      ------------------------------

Gentlemen:

     Pursuant to an agreement dated today's date (the "Purchase Agreement") between View Tech, Inc. (the "Company") and Telcom Holding, LLC ("Telcom"), the Company has agreed to issue and sell, and Telcom has agreed to purchase, up to 650,000 shares of Common Stock and up to 325,000 Common Stock Purchase Warrants ("Purchased Securities") of the Company, subject to increase as provided therein, upon the terms and subject to the conditions set forth therein.

     In consideration of financial advisory and consulting services performed by you for the Company and its subsidiaries, in the event that the aggregate purchase price of Purchased Securities issued and sold in one or more closings under the Purchase Agreement is at least $2,500,000, the Company agrees to issue to you warrants for the purchase of its Common Stock in substantially the same form and upon the same terms and conditions as the warrants included in the Purchased Securities, covering in the aggregate one-half (1/2) the aggregate number of shares of Common Stock as are covered by the warrants which are included in the Purchased Securities.

                                   Very truly yours,

                                   View Tech, Inc.

                                   By: /s/ Robert G. Hatfield
                                       ________________________
                                        Robert G. Hatfield
                                        Chief Executive Officer

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